Compliance Policies and Procedures Manual

Code of Ethics

Introduction

Pinnacle believes in the principle that our clients’ interests come first and that high ethical standards are integral to the success of our business.  Further, Pinnacle has a fiduciary duty to its clients that requires individuals associated with our firm to ensure that any conflicts of interest are resolved in a fair and equitable manner for our clients.

Pinnacle is committed to the principle that all clients will be treated fairly and equitably and that employees and principals of Pinnacle will not benefit at the expense of any client.

Clients of Pinnacle receive investment advice that is subject to the defined strategy for a particular client, and the financial situation of that client.  Such strategies and advice may be subject to change based upon requests of a particular customer, as well as, determined by periodic discussion between the adviser and its customers.

Pinnacle’s principal investment is in open-end mutual funds.  Open-end mutual funds by their nature reduce and/or eliminate many conflicts of interests primarily due to an outside manager making security specific investment decisions.  There can be certain situations where Pinnacle will utilize securities outside of open-end mutual funds.

Adherence to the Code of Ethics and the related restrictions on personal investing are basic conditions of employment by Pinnacle.  If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer.  Failure to comply with the Code of Ethics may result in disciplinary action, including termination of employment.

Definitions

a)

Beneficial Ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of a fee.

b)

Covered Persons means any director, officer, or employee of Pinnacle, any person controlling Pinnacle, and any person who resides in the same household or is supported by any officers of Pinnacle.

c)

Personal Account means any account in which a Covered Person has 25% or greater Beneficial Ownership at cost. For purposes of this Code, an account where 25% of the value can be attributed to a covered person solely as a consequence of an incentive reallocation of capital to a general partner, managing member, investment manager, or similar position shall not be deemed a Personal Account.

d)

Client Account means any account managed by a portfolio manager of Pinnacle, which is not an account of a Covered Person.

e)

Short Sale means the sale of security that the seller does not own.

f)

Security shall include any warrant for, option in, or security immediately convertible into that Security except that it shall not include:

a)

Direct obligations of the Government of the United States,

b)

High quality short-term debt instruments, (including but not limited to bankers’ acceptances, bank certificates of deposit, commercial paper and repurchase agreements); and

c)

Shares of unaffiliated registered open-end investment companies.

d)

Exchange traded funds that are based on a broad-based securities index.

g)

A Security Held or to be Acquired means any security which, within the most recent 15 calendar days,

a)

is or has been held by Client Accounts; or

b)

is being or has been considered by Pinnacle for purchase by any Client Accounts.

h)

Covered Security means all stock, debt obligations, and other instruments comprising the managed investments of Pinnacle’s Client Accounts excluding those items excluded under the definition of Security.

Applicability of Code of Ethics

Covered Persons accounts also include any account maintained by or for:

a)

Covered Person’s spouse (other than a legally separated or divorced spouse of the Covered Person) and minor children;

b)

Any person who lives in the Covered Person’s household and, any accounts whose purchases, sales, or other trading activities the Covered Person exercises control or investment discretion;

c)

Any person to or for whom the Covered Person provides primary financial support and either:

o

Whose financial affairs the Covered Person controls; or

o

Where the Covered Person provides discretionary advisory services.

d)

Any trust or other arrangement which names the Covered Person as a beneficiary or remainderman; and

e)

Any partnership, corporation, or other entity of which the Covered Person is a director, executive officer, managing member, or general partner or any of the preceding in which the Covered Person has a 25% or greater beneficial ownership at cost.

The Compliance Officer will maintain a comprehensive list of all Covered Persons and

Personal Accounts.

Personal Accounts of Other Covered Persons. A Personal Account of a Covered Person that is managed by another Covered Person is considered to be a Personal Account only of the covered Person who has a beneficial ownership in the Personal Account.

Restrictions on Personal Investing Activities

General.  It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws.  Personal Account securities transactions may be effected only in accordance with the provisions of this Section.

Short Sales.  Covered Person shall not engage in any short sale of a security if, at the time of the transaction, any Client Account managed by the Covered Person has a long position in such security.

a)

The sale of any warrant or equity option shall not be considered a Short Sale and is not subject to the restriction stated above.

b)

The sale of a security as a leg of an arbitrage shall not be considered a Short Sale and is not subject to the restriction stated above.

Pre-Clearance   A Covered Person may not effect a Personal Account transaction in a security held by or to be acquired for Client Accounts unless these transactions have been

“pre-cleared” by Pinnacle’s Compliance Officer, or a member of the compliance team as so designated by the Compliance Officer in his/her absence.

Factors Considered in Clearance of Personal Transactions:

a)

Whether the amount of shares or nature of the transaction, is likely to affect the price or market for the Security.

b)

Whether the Covered Person making the proposed purchase or sale is likely to benefit from purchases or sales in the same or similar security being made or being considered for Pinnacle clients.

Exempt Transactions: Neither the prohibitions nor the reporting requirements of this

Code of Ethics apply to:

a)

Purchases, sales, or other acquisitions or dispositions of Securities for an account over which the Covered Person has no direct influence or control and does not exercise indirect influence or control;

b)

Purchases which are part of an automatic dividend reinvestment plan;

c)

Purchases or other acquisitions or dispositions resulting from the exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of securities of such issuer and the sale of such rights;

Prohibited Transactions

A Covered Person may not effect a personal securities transaction in a security held or to be acquired by Pinnacle on behalf of Advisory Clients, unless such person obtains pre-clearance from the Pinnacle Compliance officer as outlined above.

Pinnacle retains the right to require the cancellation of any transaction violating the above policies.  Such violations constitute grounds for sanctions.

Initial Public Offerings A Covered Person may not acquire any security in an initial public offering without the written clearance of such transaction by the Pinnacle Compliance Officer who will maintain a record of the reason for clearance.

Private Placements A Covered Person may not acquire any security in a private placement without the written clearance of such transaction by the Pinnacle Compliance Officer who will maintain a record of the reason for clearance.

Gifts A Covered Person may not receive any gift or other thing of more than de minimus value from any person or entity that does business with or on behalf of Pinnacle.

Service on Boards A Covered Person shall not serve on any board of directors of any publicly traded company without prior written authorization from the Board of Pinnacle.  Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any client.  This restriction does not apply to service on the board of any not-for-profit corporation or organization.

Reporting

Duplicate copies of Broker’s Confirmations and Account Statements.  All Covered Persons are required to direct their brokers, custodians, or any persons managing the

Covered Person’s personal account(s) to supply the Compliance Officer with (i) duplicate copies of trade confirmations (“Broker’s Confirmations”) within five days after the Covered Person’s transaction and (ii) the Covered Person’s monthly and quarterly brokerage statements.  A Covered Person may elect to provide such information themselves with approval from the Compliance Officer.  A Covered Person shall not be required to submit Broker’s Confirmations or periodic statements for any transaction in a Personal Account over which the Covered Person has no direct or indirect influence or control.  The transactions reported on the Broker’s Confirmations will be reviewed and compared against Client transactions and pre-clearances.  The brokerage records allow Pinnacle to ensure the effectiveness of its compliance efforts.  Each Covered Person has an affirmative obligation to notify the Compliance Officer promptly if the Covered Person opens any new account with a broker or custodian or moves an existing account to a different broker or custodian.  Covered Persons shall submit a quarterly statement affirming that brokerage statements submitted show all transactions and whether they have opend any new brokerage accounts during the quarter.

Pinnacle recommends all Covered Persons to maintain brokerage accounts through Pinnacle’s directed broker/custodian (currently Fidelity Investments).

Disclosure of Securities Holdings and Business Activities. All Covered Persons shall, upon commencement of employment with Pinnacle, submit a statement to the Compliance Officer listing all of the (i) securities in which the Covered Person has any beneficial ownership, (ii) business activities in which the Covered Person has a significant role and (iii) the names of any brokerage firms where the Covered Person maintains a personal account.

Recordkeeping

Annual Holding Reports. The Compliance Officer shall keep in an easily accessible place for at least five years the following information (which must be current as of a date no more than 30 days before the report is submitted):

a)

The title, number of shares and principal amount of each Covered Security in which the Covered Person had any direct or indirect beneficial ownership;

b)

The name of any broker with whom the Covered Person maintains an account in which any securities are held for the direct or indirect benefit of the Covered Person;

The above requirements will be waived if the Covered Person maintains his/her account at Fidelity Institutional Brokerage Group under Pinnacle’s G number.

Oversight of Code of Ethics

Acknowledgment. All Covered Persons are required to sign and acknowledge annually their familiarity with the provisions of this Code of Ethics by signing a form of acknowledgment (See Addendum).  In addition, any situation which may involve a conflict of interest or other possible violation of this Code of Ethics must be promptly reported to the Compliance Officer.  Whistleblower protection will be granted to persons reporting violations.

Review of Transactions.  Each Covered Person’s transactions in his/her Personal Account will be reviewed on a regular basis and compared to transactions entered into by Pinnacle for clients.  Any transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the Compliance Officer.

Sanctions. The Compliance Officer and the Board of Pinnacle, with advice of legal counsel and at their discretion, shall consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deems appropriate or to the extent required by law.  These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment with Pinnacle, and criminal or civil penalties.

Authority to Exempt Transactions. The Compliance Officer shall prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

Confidentiality

All reports of securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.

INSIDER TRADING

Pinnacle seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by investors whose accounts are managed by Pinnacle is something we value and endeavor to protect. To further that goal, this Policy Statement implements procedures to deter the misuse of material nonpublic information in securities transactions.

Trading securities while in possession of material nonpublic information or improperly communicating that information to others may expose you to stringent penalties.  Criminal sanctions may include a fine of up to $3,000,000 and/or ten years imprisonment.

The Securities and Exchange Commission can recover the profits gained or losses avoided through the violative trading, impose a penalty of up to three times the illicit windfall and issue an order permanently barring you from the securities industry.  Finally, you may be sued by investors seeking to recover damages for insider trading violations.

The law of insider trading is unsettled and any individual legitimately may be uncertain about the application of the Policy Statement in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. You should direct any questions relating to the Policy Statement to the Compliance Officer. You also must notify the Compliance Officer immediately if you have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

Policy Statement on Insider Trading

Pinnacle forbids any officer, director or employee from trading, either personally or on behalf of others, including accounts managed by Pinnacle, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” Every officer, director and employee must read and retain this policy statement. Any questions regarding Pinnacle’s policy and procedures should be referred to the Compliance Officer.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

a)

trading by an insider, while in possession of material nonpublic information, or

b)

trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the noninsider in violation of an insider’s duty to keep it confidential or was misappropriated, or

c)

communicating material nonpublic information to others.

Who is an Insider? The concept of “insider” is broad. It includes officers, directors, members and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others: a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.  In addition, Pinnacle may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is Material Information? Trading on insider information is not a basis for liability unless the information is material. Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it is reasonably certain to have a substantial effect on the price of a company’s securities. Information that officers, directors, members, and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Procedures To Implement Pinnacle’s Policy Against Insider Trading:

The following procedures have been established to aid the officers, directors and employees of Pinnacle in avoiding insider trading, and to aid Pinnacle in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of Pinnacle must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.  If you have any questions about these procedures you should consult the Compliance Officer.

Identifying Insider Information

Before trading for yourself or others, including accounts managed by Pinnacle, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

a)

Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially effect the market price of the securities if generally disclosed?

b)

Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace via CNN, Bloomberg, Reuters, The Wall Street Journal or other public information media provider?  If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

a.

Report the matter immediately to the Compliance Officer, and if he is unavailable to a member of the Compliance Team.

b.

Do not purchase or sell the securities on behalf of yourself or others, including accounts managed by Pinnacle

c.

Do not communicate the information inside or outside Pinnacle other than to the Compliance Officer or Compliance Team member.

d.

After the Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.